Exhibit 5.1

April 19, 2012

Guidewire Software, Inc.

2211 Bridgepointe Parkway

San Mateo, CA 94404

Re:	Securities Registered under Registration Statement on Form S-1 (File No. 333-180516) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-180516) (as amended or supplemented, the “Earlier Registration Statement”) and the Registration Statement filed pursuant to Rule 462(b) of the Securities Act, relating to such Earlier Registration Statement (the “462(b) Registration Statement” and together with the Earlier Registration Statement, the “Registration Statement”), of Guidewire Software, Inc., a Delaware corporation (the “Company”) relating to the public offering of up to 575,000 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.0001 per share, all of which will be sold by existing stockholders of the Company (the “Selling Stockholders”), including shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Stockholders. The Selling Stockholder Shares are being sold to the several underwriters named in, and pursuant to an underwriting agreement among the Company, the Selling Stockholders and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement.

Guidewire Software, Inc.

April 19, 2012

In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP